Joint Venture Agreement is made as of November 8th, 2024, and is effective as of November 11th, 2024, by and between Avant Technologies Inc. (“AVAI”), and Ainnova Tech Inc (“AINN)” or the “Joint Venture”.

WHEREAS, on November 8th, 2024, Avant Technologies Inc., a Nevada Corporation trading under the AVAI (Symbol OTCQB: AVAI), entered into a Joint Venture and License Agreement (the “License Agreement”) with Ainnova Tech Inc. (“AINN”), which will become effective on November 11th, 2024.

WHEREAS, under the License Agreement, the parties will form a new Nevada Corporation called “Ai-nova Acquistion Corp” (“AAC”) and contribute the proprietary rights to both North America (The United States and Canada) and Europe as described in the License Agreement.

WHEREAS, Ainnova Tech is an Artificial Intelligence company focused on healthcare that has developed software for early detection of diseases through retinal scans and an innovative device for automatic retinal imaging in an accessible way. Currently detecting Diabetic Retinopathy and other retinal diseases; where it maintains and supports the source codes of its proprietary technologies, including Vision AI (“Technology Portfolio”).

WHEREAS, as of the date hereof, Ainnova Tech has developed a Health tech solution based on the Artificial Intelligence that is ready for commercialization, as well as certain derivative technologies, which will position Ai-nova Acquisition Corp to further develop or license certain code sources in the United States, Canada and Europe.

WHEREAS, in addition to the Technology Portfolio, Ainnova will contribute the Vision AI technology, as well as all of the associated technology associated to Retina scanning, services and resources for the development of the Technology Portfolio, including licensing agreements to Ai-nova Acquistion Corp.

WHEREAS, Avant will contribute all of the capital required by AI-Nova Acquisition Corp’s formation and operation for the next twelve (12) months, not to exceed $20,000,000 USD in capital and its resources in exchange for the of common stock of AI-Nova Acquisition Corporation (“AAC Shares”). Avant will use its best efforts and also assist in arranging additional funding, as needed, at no cost to Ainnova Tech.

WHEREAS, the ownership of Ai-nova Acquisition Corp shall be (I) 50% Avant Technologies and 50% Ainnova Tech (each a “Member” and together, the Members)

WHEREAS, The Distributions of profits from AI-Nova Acquisition Corp will be made to the Members as follows: First, Ainnova to receive the balance sheet value of its business contributed to AI-Nova Acquisition Corp. Second, Avant Technologies to receive the capital it contributed to AI-Nova Acquisition Corp. Third, to Ainnova and Avant Technologies in accordance with their respective percentage ownership interests.

WHEREAS, the company will be governed and operated pursuant to the terms of a limited liability company agreement.

WHEREAS, the parties agreed to expand the territories granted for the Technology Portfolio under the license to Ai-nova Acquisition Corp to include the entire continental United States, Canada and Europe.

WHEREAS, Ai-nova Acquisition Corp will issue 2,000,000 shares of common stock of AI-NOVA.

WHEREAS, as such, Ai-nova Acquisition Corp is strategically positioning its business and is seeking third parties to license, acquire, joint venture or enter such other strategic transaction with respect to the Technology Portfolio.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree that the 2024 Joint Venture Agreement shall be as follows:

AGREEMENT

1. Definitions

1.1. “Affiliate” means any Person, other than AI-NOVA, that: (a) is controlled by, controls, or is under common control with a Party (collectively, a “Controlled Person”); or (b) is controlled by, controls, or is under common control with any such Controlled Person, in each case for so long as such control continues.

1.2. “Annual Plan” means a business operations plan detailing AI-NOVA ’s goals and procedures for technical, financial, and administrative activities for AINOVA ’s next succeeding fiscal year, as approved each year and revised from time to time by the Board.

1.3. “Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any

Governmental Authority that is applicable to or binding upon such Person or any of its properties.

1.4. “Articles” means the articles of incorporation of AI-NOVA substantially in the form attached hereto, as amended from time to time.

1.5. “Board” means the board of directors of AI-NOVA.

1.6. “Business” means the business of AI-NOVA as described in Section 2, as amended from time to time.

1.7. “Business Day” means a day on which commercial banks in New York, United States are generally open to conduct their regular banking business.

1.8. “Closing Date” is defined in Section 3.2(a).

1.9. “Corporations Code” means the Nevada Revised Statutes, Chapter 78 et seq. as amended and in effect from time to time.

1.10. “Company” is defined in Section 3.1.

1.11. “Company Interest” means, as to any Person, the percentage interest of the total capital stock of AI-NOVA represented by the Securities then held by such Person divided by all then outstanding Securities (on an as-converted to Common Stock basis and, to the extent warrants or options to purchase stock have vested, as exercised for Common Stock basis).

1.12. “Confidential Information” is defined in Section 5. 1 (a).

1.13. “Common Stock” means Common Stock of AI-NOVA as authorized by the Memorandum.

1.14. “Director” means a director of AI-NOVA with the powers and duties as specified in the Corporations Code and the Articles.

1.15. “Disclosing Party” is defined in Section 5.1 (a).

1.16. “Effective Date” means the date of this Agreement.

1.17. “Establishment Date” is defined in Section 3.1.

1.18. “Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

1.19. “Memorandum” means the memorandum of association of AI-NOVA substantially in the form of the attached Exhibit 1.19, as amended from time to time.

1.20. “Party” and “Parties” are defined in the opening paragraph of this Agreement.

1.21. “Person” means a natural individual, Governmental Authority, partnership, firm, corporation, or other business association.

1.22. “Receiving Party” is defined in Section 5.1(a).

1.23. “Securities” means all outstanding Common Stock, and any other equity securities of AI-NOVA or instruments exercisable for or convertible into Common Stock.

1.24. “Territory” means the world.

1.25. “Term” is defined in Section 7.1.

1.26. “Transaction Documents” means this Agreement, the Articles and the Memorandum, and their related documents.

2. Purpose of Joint Venture

2.1. The Parties hereby ratify to associate themselves in a joint venture relationship which shall have as its principal purpose: (1) developing, maintaining and supporting Technology Portfolio; (2) integrating TECHNOLOGY PORTFOLIO into AINOVA ’s platforms and/or products to be developed; (3) sales and licensing and other activities incidental thereto; and (4) investing in affiliated or derivative technologies

3. Establishment and Capitalization of AI-NOVA

3.1. Establishment. The Parties agree that the joint venture contemplated by this Agreement shall be carried out exclusively through AI-NOVA ACQUISITION CORP, which will be established in accordance with the License Agreement.

3.2. Services and Duties; Licenses. As set forth under Section 3.3 of this Agreement, Ainnova Tech shall be responsible for licensing the Technology Portfolio to Ai-nova Acquisition Corp for use throughout the Territory. In addition, Avant Technologies shall provide the required funding as set forth under 3.3(b)(i) of this Agreement. This Agreement provides a license to AI-NOVA as a right to use and commercialize the Technology Portfolio in the Territory from Ainnova Tech. To clarify, AI-NOVA will be allowed to use the Technology Portfolio for developing technologies or products and commercializing such technologies or product with Ai-nova Acquisition Corp, as long as this Technology Portfolio does not compete in good faith with Ainnova Tech in other territories. In consideration of the above, Ainnova Tech will vest its entire portfolio of intellectual property as detailed in Exhibit A (the “AI-NOVA IP”) to this Agreement and represents an integral part of it, under Ai-nova Acquisition Corp. The Parties acknowledge that following this November 2024 Assignment. Ainnova Tech will continue to hold its 50% of the outstanding equity of Ai-nova Acquisition Corp. Ai-nova Acquisition Corp hereby agrees that the AI-NOVA Securities will bear a restrictive legend prohibiting Ai-nova Acquisition Corp for a period of five years from selling, assigning, pledging or transferring such securities in any way.

3.3. Capitalization and Further Capitalization.

(a) AI-NOVA ACQUISITION CORP Capitalization – Ai-nova Acquisition Corp has authorized capital stock consisting of one class of shares designated as Common Stock with the rights set forth in its Articles of Incorporation. The Articles of Incorporation provide for 2,000,000 authorized shares of Common Stock with a par value of US$0.001 per share. AI-NOVA ’s equity prior to this Agreement is as follows:

(i)                  Avant Technologies will hold 2,000,000 shares of Common Stock, representing one half (50%) AI-NOVA ACQUISITION CORP.

(ii)                Ainnova Tech will hold 2,000,000 shares of Common Stock, representing a one-half (50%) AI-NOVA ACQUISITION CORP Interest.

(i)                  AVANT TECHNOLOGIES has agreed to fund AI-NOVA ACQUISITION CORP with $20,000,000 under prior agreement and will do so; and

(ii)                As the license from Ainnova Tech to Ai-nova Acquisition Corp for use of the Technology Portfolio was extended as per this Agreement to the Territory, which is defined as the whole world (see Section 1.24) and for the use by AI-NOVA as set forth under Section 3.2 above, which represents an asset that AI-NOVA did not own prior to this Agreement, , AI-NOVA will vest the AI-NOVA IP as detailed in Exhibit A to this agreement and represents an integral part of it, under Ai-nova Acquisition Corp.

(c) Additional Investors. The Parties acknowledge that including additional strategic investors with expertise or strategic positions relevant to AI-NOVA ’s Business may be beneficial to AI-NOVA and, accordingly, agree that AI-NOVA may, in its discretion, introduce additional parties to acquire Common Stock, in the form of newly issued shares. The selection of the strategic investors, and the terms and conditions of any such investors’ purchase of Company shares shall be documented as determined by AI-NOVA at such time. As per this agreement Ainnova Tech will own exclusively the AI-NOVA IP.

3.4. Financial Assistance.

(a)                Each Party shall at all times have the preemptive right to purchase

Common Stock or other equity interests as set forth in the Articles. The preemptive rights granted pursuant to this Section 3.4(a) shall cease to be of any further force or effect upon the closing of an initial public offering.

(b)                At the request of Ai-nova Acquisition Corp, Avant Tech shall invest additional funds in Ai-nova Acquisition Corp. AI-NOVA shall make such additional investment in Ai-nova Acquisition Corp; provided that the Parties shall have no obligation to invest such funds in excess of $20,000,000.00 for the Parties in the aggregate.

(c)                 From time to time, Avant Technologies and Ainnova Tech may mutually agree to provide additional financial assistance to Ai-nova Acquisition Corp, including in the form of promissory notes.

4. Operation and Management of Ai-nova Acquisition Corp

4.1. Operation of Ai-nova Acquisition Corp. Each Party agrees to take all actions necessary to ensure that Ai-nova Acquisition Corp shall be operated in accordance with the terms of this Agreement and the other Transaction Documents, including, without limitation, to vote all Securities held by it (and to cause all Securities held by its permitted transferees under Section 8 to be voted) and to cause the Directors nominated by it to vote to effect the terms hereof.

4.2. Board of Directors. Ai-nova Acquisition Corp will be managed by the Board in accordance with the terms of this Agreement and Applicable Law. The Board shall be governed by a Board of Managers (“Board”) comprised of Avant Technologies Leadership Team and Ainnova Tech Inc. Leadership Team (“Managers”). No meeting of the Board of Directors shall be a quorum unless at least one Manager appointed by Avant and one Manager appointed by Ainnova are present.

The Board will have ultimate responsibility for governance of AI-nova Acquistion Corp. In the event of a deadlock in decision-making at the Board level, the Parties agree to appoint an independent third-party mediator to cast a tie-breaking vote or propose alternative mechanisms to resolve the deadlock.

AI-Nova Acquisition Corp Chief Executive Officer shall be Chris Winter who shall have the authority to operate the Business within parameters defined in this Agreement.

Marcos Vinicio Vargas Flores will serve as Chairman of the Board

4.3. Removal; Reappointment of Directors. Any Director may be removed for cause in accordance with Applicable Law. In addition, each Party having the right to appoint a Director pursuant to this Section 4 shall also have the right, in its sole discretion, to remove such Director at any time, effective upon delivery of written notice to Ai-nova Acquisition Corp, the Director to be removed and to the other Party. In the case of a vacancy in the office of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Party that appointed the Director in question.

4.4. Board Meetings. The Chairman of the Board shall have the authority to convene Board meetings, including the authority to specify the time and place of such meetings. Directors may attend Board meetings in person or by any other means of attendance permitted under the Corporations Code, provided, however, that (a) the Board shall meet at least two (2) times during each semi-annual fiscal period and (b) written notice of all Board meetings shall be given not less than 15 days in advance of each meeting (which 15-day period may be shortened by written waiver of Directors or actual attendance by Directors, without objection, at a Board meeting). Board meetings shall be conducted in the English language and minutes of such meetings shall be prepared by Ai-nova Acquisition Corp in English and distributed to each Director promptly following each meeting. Proposals or reports brought before any Board meeting for information or action (including without limitation AI-NOVA ’s annual and quarterly financial statements) shall be prepared in English.

4.5. Board Quorum, Resolutions. The quorum necessary for the transaction of business at a meeting of the Board shall be one (1) Director from Avant and one (1) Director Ainnova tech. Any action, determination or resolution of the Board shall require the affirmative vote of a majority of Directors present at a meeting at which a valid quorum pursuant to this Section 4.5 is present.

4.6. Other Officers. In addition to both the Chairman of the Board and The Chief Executive Officer, senior management of Ai-nova Acquisition Corp will consist of such other officers as are deemed to be necessary or appropriate by the Board.

4.7. Shareholders’ Meetings. Shareholders of Ai-nova Acquisition Corp shall receive notice of each shareholders’ meeting at least fifteen (15) days before the scheduled date of such meeting. Ai-nova Acquisition Corp shall have at least one shareholder’s meeting each calendar year. Such meeting will take place at such time and place as is determined by the Board. Meetings shall be conducted in the English language, and minutes of such meetings shall be prepared by Ai-nova Acquisition Corp in English.

4.8. Annual Plan. The CEO shall prepare, and the Board shall approve, an Annual Plan with respect to each fiscal year of Ai-nova Acquisition Corp no later than 45 days prior to the commencement of the fiscal year.

4.9. Financial Statements and Accounting Records. Financial statements for Ai-nova Acquisition Corp, including, without limitation, a balance sheet, income statement, statement of cash flows and statement of shareholders’ equity, shall be submitted by AI-NOVA to each of the Parties (a) within 60 days after the end of the quarter of each fiscal year for such quarterly period, and (b) within 45 days after the end of each fiscal year for such year. Each of the annual financial statements shall be audited and certified by a reputable accounting firm retained by Ai-nova Acquisition Corp, selected by Avant Technologies. All financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and in reasonable detail and shall contain such financial data as Avant may deem necessary in order to keep the Parties advised of Ai-nova Acquisition Corp’s financial status (although such statements need not include footnotes and may be subject to year-end adjustments). Ai-nova Acquisition Corp shall, at Avant’s request, provide with such financial information as Avant may reasonably deem necessary for purposes of complying with its periodic reporting obligations under U.S. securities law and shall cooperate with Avant in connection therewith, including in the preparation of quarterly financial statements if required by Avant Technologies; provided, that Company shall bear any costs incurred in preparing or providing such information, including, without limitation, in preparing additional financial statements and reconciling Ai-nova Acquisition Corp’s financial statements with U.S. generally accepted accounting principles for such purposes.

4.9.1 Avant and Ainnova shall co-manage the day-to-day operations of the Business, including providing management support and personnel with respect to operations, accounting and finance, human resources, negotiating and effecting the expansion of the Business, and arranging for the funding of the capital needs of the Business by itself and through third parties. Ainnova will have majority management input into the scientific and regulatory side.

5.	Additional Covenants

5.1. Confidentiality.

(a) The Parties recognize that, in connection with the performance of this Agreement, each Party (in such capacity, the “Disclosing Party”) may disclose “Confidential Information” (as defined below) to the other Party (the “Receiving Party”). For purposes of this Agreement, the term “Confidential Information” means (i) proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) regarding the Disclosing Party’s business or (ii) information which is marked as confidential at the time of disclosure to the Receiving Party, or if in oral form, is identified as confidential at the time of oral disclosure and reduced in writing or other tangible (including electronic) form including a prominent confidentiality notice and delivered to the Receiving Party within 10 days of disclosure or (iii) technical information including but not limited to source code, documents, and product plans. “Confidential Information” shall not include information which: (A) was known to the Receiving Party at the time of the disclosure by the Disclosing Party; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party without breach of this provision; or (D) has been independently developed by the Receiving Party without using any Confidential Information of the other Party. The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or any Transaction Document and (y) not to disclose any such Confidential Information, except (1) to its employees who are reasonably required to have the Confidential Information in connection herewith or with any of the other Transaction Documents, (2) to its agents, representatives, lawyers and other advisers that have a need to know such Confidential Information and (3) pursuant to, and to the extent of, a request or order by a Governmental Authority. The Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, the Disclosing Party’s Confidential Information.

(b) Each Party acknowledges and agrees that (i) its obligations under this Section 5.1 are necessary and reasonable to protect the other Party and its business, (ii) any violation of these provisions could cause irreparable injury to the other Party for which money damages would be inadequate, and (iii) as a result, the other Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Section 5.1 without the necessity of proving actual damages. The Parties agree that the remedies set forth in this Section 5.1 are in addition to and in no way preclude any other remedies or actions that may be available at law or under this Agreement.

5.2. Confidentiality of Agreement, Publicity. Each Party agrees that the terms and conditions of this Agreement and the Transaction Documents shall be treated as confidential information and that no reference thereto shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law including, without limitation, by the U.S. Securities and Exchange Commission and other applicable countries’ Governmental Authorities, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, (d) in connection with a merger, acquisition or proposed merger or acquisition, or (e) pursuant to joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

6. Warranties of the Parties

6.1. Warranties of Avant. AVANT hereby represents and warrants to AI-NOVA that, as of the Effective Date and as of the Closing Date, the following statements are and shall be true and correct:

(a)                Organization. AVANT is a corporation duly organized and validly, and has the corporate power and authority to enter into and perform this Agreement.

(b)               Authorization. All corporate action on the part of AVANT necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of AVANT.

(c)                Government and Other Consents. Other than any licenses, permits, certifications or authorizations which may be required in connection with the Business, as to which AVANT makes no representation, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with AVANT’s execution, delivery and performance of this Agreement, or if any such consent is required, AVANT has satisfied the applicable requirements.

(d)               Effect of Agreement. AVANT’s execution, delivery and performance of this Agreement will not (i) violate the Articles of Incorporation of AVANT or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to AVANT , (iii) have any effect on the compliance of AVANT with any applicable licenses, permits or authorizations which would materially and adversely affect AVANT , (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which AVANT is a party and which would materially and adversely effect AVANT , or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of AVANT ; provide, however, that regulatory approval may be required in connection with conducting the Business and AVANT makes no representation with respect to any such approvals.

(e)               Litigation. There are no actions, suits or proceedings pending or, to AVANT’s knowledge, threatened, against AVANT before any Governmental authority which question AVANT’s right to enter into or perform this Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

6.2. Warranties of AI-NOVA. AI-NOVA hereby represents and warrants to AVANT that, as of the Effective Date and as of the Closing Date, the following statements are and shall be true and correct:

(a)                Organization. AI-NOVA is a corporation duly organized and validly existing under the laws of Nevada. AI-NOVA has the corporate power and authority to enter into and perform this Agreement.

(b)               Authorization. All corporate action on the part of AI-NOVA necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of AI-NOVA .

(c)                Government and Other Consents. Other than any licenses, permits or authorizations which may be required in connection with the Business, as to which AI-NOVA makes no representation, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with AI-NOVA ’s execution, delivery and performance of this Agreement, or if any such consent is required, AI-NOVA has satisfied any applicable requirements.

(d)               Effect of Agreement. AI-NOVA ’s execution, delivery and performance of this Agreement will not (i) violate the Certificate of Incorporation of AI-NOVA or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to AI-NOVA , (iii) have any effect on the compliance of AI-NOVA with any applicable licenses, permits or authorizations which would materially and adversely affect AI-NOVA , (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which AI-NOVA is a party and which would materially and adversely affect AI-NOVA , or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of AI-NOVA ; provided, however, that regulatory approvals may be required in connection with conducting the Business and AI-NOVA makes no representation with respect to any such approvals.

(e)               Litigation. Other than litigation/arbitration as disclose to AVANT via Mansour Khatib, AI-NOVA ’s CMO, and/or via public filing by AI-NOVA , there are no actions, suits or proceedings pending or, to AI-NOVA ’s knowledge, threatened, against AI-NOVA before any Governmental Authority which question AI-NOVA ‘s right to enter into or perform this Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

7. Term and Termination

7.1. Term. This Agreement shall be effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 7.2 (the “Term”).

7.2. Termination. This Agreement may be terminated as follows:

(a)            Upon the mutual written agreement of the Parties.

(b)            By either Party, effective immediately upon written notice to the other Party(ies), if the other Party(ies) breach(es) any material provision of this Agreement or of any of the other Transaction Documents and such breach continues for a period of fifteen (15) days after the delivery of written notice of the default, describing the default in reasonable detail.

(c)            By either Party, effective immediately upon written notice to the other Party and AI-NOVA, in the event that the other Party is dissolved, liquidated or declared bankrupt or a voluntary or involuntary bankruptcy filing is made by such Party.

7.3.            Effect. Upon termination of this Agreement, the Parties shall negotiate in good faith a possible purchase by one or more Parties of all outstanding Securities held by the other Parties or the sale of AI-NOVA to a third party. In the event that, notwithstanding their good faith negotiations, the Parties are unable to agree upon such a purchase or sale within thirty (30) days of the notice of termination, the Parties shall cooperate to cause AI-NOVA to be liquidated as promptly as practical in accordance with Applicable Law. The rights and obligations of the Parties under Sections 5.1, 5.2, this Section 7.3, and Sections 7.4, 7.5, 9 and 10 shall survive any termination of this Agreement.

7.4.       Return of Confidential Information. Upon the termination of this Agreement, each Party, at its own cost, shall promptly return to the Disclosing Party any and all documents and materials constituting or containing Confidential Information of the Disclosing Party which are in its possession or control, or at its option, shall destroy such documents and materials and certify such destruction in writing to the Disclosing Party.

7.5.     Continuing Liability. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

8. Transfer Restrictions

8.1.  General Restriction. Each Party agrees to hold its Securities during the Term and, except as otherwise specifically provided in this Agreement or agreed to in writing by the other Party, not to sell, transfer, assign, hypothecate or in any way alienate any of such Party’s Securities or any right or interest therein except to an Affiliate of such Party in accordance with the Articles. In the case of any transfer permitted hereunder, the transferring Party shall deliver to the other Party (a) at least fifteen (15) days prior to such transfer, a written notice stating its intention to transfer the Securities to be transferred, the name of the transferee, whether such transferee is an Affiliate, the number of Securities to be transferred, and the price and other material terms and conditions of the transfer, and (b) except as otherwise specifically provided herein, on or prior to the effective date of the transfer and in a form reasonably acceptable to the other Party and its counsel, the transferee’s written acknowledgement of and agreement to be bound by, and to vote the transferred Securities at all times in accordance with, the terms of this Agreement.

8.2.  Legends. Each share certificate of AI-NOVA shall bear a legend, consistent with Applicable Law, providing that any transfer of the Securities evidenced by such certificate is subject to approval by the Board.

8.3. Initial Public Offering. The foregoing restrictions shall cease to be of any further force or effect upon the closing date of a MERGER of Securities.

8.4.  Board Approval. Each Party shall cause each Director that it has appointed pursuant hereto to vote to approve any transfer of Securities that complies with the terms of this Section 8.

9.       Distributions. Subject to restrictions set forth in any financing document entered into by AI-NOVA, upon completion of each Company’s business venture, AI-NOVA shall distribute its available cash (net cash generated from sale of the business venture and/or its units less disbursements and appropriate reserves), to the Parties based on their relative equity interest in AI-NOVA .

10.   Indemnification. AI-nova Tech Inc shall indemnify and hold harmless its directors, officers, to the fullest extent permitted by law, from and against any and all liabilities and damages (including legal expenses) imposed on or incurred by them in any way relating to or arising out of their services to Ai-nova Tech Inc, but not including costs in connection with a dispute(s) between the parties to this Agreement. Ai-nova Tech Inc shall purchase an insurance policy providing directors’ and officers’ liability insurance.

11. General Provisions

11.1. Governing Law, Dispute Resolution. The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. All disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of either Party. In the event that any such dispute cannot be resolved thereby within a period of thirty (30) days after such notice has been given, such dispute shall be finally settled by arbitration in Harris County, Nevada, using the English language, and in accordance with the rules then in effect of the American Arbitration Association. The arbitrator(s) shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration.

11.2. Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the first Business Day following receipt of a transmittal confirmation, or (d) if by international courier service, on the second business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to Avant Technologies Inc:

AVANT TECHNOLOGIES INC

Attention: Chris Winter, CEO

5348 Vegas Drive, Las Vegas, Nevada 89108 USA

If to AINNOVA TECH INC:

Attention: Marcos Vinicio Vargas Flores, CEO

440 Louisiana Street, Suite 900 Houston, Texas 77002 USA or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section

11.3. Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

11.4. Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

11.5. References, Subject Headings. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

11.6. Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

11.7. Expenses. Each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. All such expenses incurred by the newly formed Ai-nova Acquisition Corporation shall be borne by both Avant Technologies and Ainnova Tech to the maximum extent permitted by Applicable Law including, without limitation, expenses relating to the formation of Ai-nova Acquisition Corporation, any registration charges, taxes, fees and expenses relating to required governmental or regulatory approvals, notary fees and legal fees and expenses shall be shared equally.

11.8. No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or both of the other Parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

11.9. Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the Transaction Documents constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

11.10. Assignment. The Parties shall not have the right to assign its rights or obligations under this Agreement except in connection with a transfer of all of such Party’s Securities in a manner permitted hereunder, under terms reasonably acceptable to the non-assigning Party and providing for the assignee to be bound by the terms hereof, and for the assigning Party to remain liable for the assignee’s performance of its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns. AVANT will advise Ainnova Tech and AI-NOVA ACQUISITION CORP that it intends to incorporate a wholly owned subsidiary - an entity within the USA, Canda and Europe if it attends to assign all its rights to this designated corporation.

11.11. No Agency. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any Party the agent of any other Party for any purpose or in any sense whatsoever.

11.12. No Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties and their Affiliates who hold Securities, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

11.13. Effective Date of Transaction Documents. The Transaction Documents (other than this Agreement and the Articles) shall become effective concurrently with consummation, on the Closing Date, of the transactions described in Section 3.2(a).

11.14. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

11.15 Incidental and Consequential Damages. No Party will be liable to the other Party(ies) under any contract, negligence, strict liability or other theory for any indirect, incidental or consequential damages (including without limitation lost profits) with respect to a breach of this Agreement or any Transaction Document.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

AVANT TECHNOLOGIES INC.	AINNOVA TECH INC.

/s/ Chris Winter	/s/ Marcos Vinicio Vargas Flores
Dated: November 8th, 2024	Dated: November 8th, 2024
By: Chris Winter	By: Marcos Vinicio Vargas Flores
Chief Executive Officer	Chief Executive Officer